Exhibit 99.1

Press Release
July 18, 2016	7575 W. Jefferson Blvd.
Fort Wayne, IN 46804

Steel Dynamics Reports Second Quarter 2016 Results

FORT WAYNE, INDIANA, July 18, 2016 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2016 net income of $142 million, or $0.58 per diluted share, on net sales of $2.0 billion.  Comparatively, prior year second quarter net sales were $2.0 billion, with adjusted net income of $53 million, or $0.22 per diluted share, which excludes certain non-cash inventory valuation adjustments and other costs primarily related to idling the company’s Minnesota Operations.  Sequential first quarter 2016 net sales were $1.7 billion, with net income of $63 million, or $0.26 per diluted share.

“During the second quarter 2016, continued positive momentum in the flat roll steel supply environment resulted in significantly improved sequential consolidated operating earnings, which increased over 94 percent to $256 million, “ said Mark D. Millett, President and Chief Executive Officer. “Year-over-year first half flat roll steel import levels have declined approximately 25 percent and customer inventory levels are balanced with current demand requirements, supporting higher domestic flat roll steel mill utilization.  The domestic steel demand outlook is relatively unchanged and steady, with the heavy equipment, agricultural and energy markets remaining weak, while automotive and construction continues to be strong.

“We also saw improved volumes and profitability in our metals recycling platform for the second quarter 2016,” continued Millett. “Ferrous scrap demand improved, resulting in both higher volumes and expanded metal spread through price increases.  Earnings from our fabrication operations declined in the quarter, due to increased steel costs and lower selling values.  However, we continue to experience steady demand from the non-residential construction sector.  Our cash generation continues to be strong, resulting in record liquidity of over $2.2 billion at the end of June 2016, providing a firm foundation for growth.”

Additional Second Quarter 2016 Comments

Second quarter 2016 operating income for the company’s steel operations increased 104 percent to $277 million sequentially, based on improved metal spread and a nine percent improvement in shipments as volumes increased at all of the company’s steel locations, except the Engineered Bar Products Division, which continues to experience a challenging demand environment.   The company’s average steel product price increased more than consumed raw material scrap costs, resulting in steel metal spread expansion.  The second quarter 2016 average product selling price for the company’s steel operations increased $66 to $640 per ton.  The average ferrous scrap cost per ton melted increased $43 to $227 per ton.

Second quarter 2016 operating income attributable to the company’s sheet products increased 159 percent when compared to the sequential first quarter.  The company’s flat roll shipments increased eight percent, and metal spread also expanded, as price improvements outpaced increased scrap costs.  Operating income from long products increased 25 percent, as shipments improved 14 percent, more than offsetting metal spread compression related to generally flat average product pricing coupled with increased scrap costs.  The company’s steel production utilization rate was 95 percent in the second quarter 2016, compared to 88 percent in the sequential quarter and compared to the domestic industry utilization rate of less than 75 percent.

The company’s metals recycling operations achieved a meaningful improvement in profitability based on a 30% improvement in ferrous metal margin, combined with increased shipments.  Second quarter 2016 operating income from the metals recycling operations was $15 million, compared to $6 million in the sequential quarter. Ferrous scrap demand and pricing improved due to increased domestic steel mill utilization.

The company’s fabrication operations achieved second quarter 2016 operating income of $24 million, compared to $32 million in the sequential first quarter.  Shipments were relatively flat in the quarter; however, as predicted, metal spread compression occurred as product pricing declined and raw material steel costs continued to increase.

Year-to-Date June 30, 2016 Comparison

For the six months ended June 30, 2016, net income was $205 million, or $0.84 per diluted share, on net sales of $3.8 billion, as compared to adjusted net income of $84 million, or $0.35 per diluted share, on net sales of $4.1 billion for the six months ended June 30, 2015.  First half 2016 shipments improved for each of the company’s operating platforms; however, same period consolidated net sales decreased seven percent, as a result of decreased steel and metals recycling selling values.  First half 2016 consolidated operating income increased $168 million, or 76 percent, based primarily on improved earnings from the company’s steel operations. The average year-to-date selling price for the company’s steel operations decreased $101 to $608 per ton.  The average year-to-date ferrous scrap cost per ton melted decreased $74 to $206 per ton.

The company generated strong cash flow from operations of $447 million during the first half of 2016, with relatively flat working capital requirements.  Including its undrawn revolver and available cash of $1.1 billion, the company achieved record liquidity of over $2.2 billion at June 30, 2016.

Outlook

“Steel customer inventory levels have moderated and import levels have declined,” said Millett.  “When combined with steady underlying demand, the result has been an improvement in domestic flat roll steel producer utilization, and we anticipate improved flat roll metal spreads in the third quarter 2016.  The successful market and product diversification that we achieved at Columbus during 2015 is one of our key differentiators for anticipated improved annual profitability in 2016.  As an example, Columbus achieved a record six month production level in the first half 2016, while continuing to improve and diversify its value-added production capability.

“However, aside from the construction sector, long product steel demand is generally challenged, and selling values are under pressure from excess domestic production capability.  The robust increase in second quarter 2016 long product group shipments was due, in part, to customers buying ahead of the significant scrap cost increase in May.  While we also anticipate metal spread expansion for our long products group in the third quarter 2016, lower shipments related to the customers buying ahead could offset related margin gain.

“We continue to strengthen our financial position through strong cash flow generation and the execution of our long-term strategy.  We are well-positioned for growth.  Customer focus, coupled with our market diversification and low-cost operating platforms, support our ability to maintain our best-in-class industry performance. We believe we are uniquely poised to capitalize on growth opportunities that will benefit our customers, shareholders, employees and communities.”

Supplemental Information

	Second Quarter		Year to Date
	2016	2015	2016	2015	1Q 2016
	(Dollars in thousands)
External Net Sales
Steel	$1,466,704	$1,375,677	$2,683,880	$2,761,096	$1,217,176
Fabrication	170,542	154,513	350,597	315,536	180,055
Metals Recycling	311,060	391,210	580,467	816,806	269,407
Other	75,596	83,607	150,259	159,004	74,663
Consolidated	$2,023,902	$2,005,007	$3,765,203	$4,052,442	$1,741,301

Operating Income
Steel	$276,529	$101,212	$412,221	$218,208	$135,692
Fabrication	23,512	27,660	55,587	49,021	32,075
Metals Recycling	14,686	12,300	21,046	11,820	6,360
Operations	314,727	141,172	488,854	279,049	174,127

Non-cash Amortization of Intangible Assets	(7,232)	(6,493)	(14,482)	(12,816)	(7,250)
Profit Sharing Expense	(20,176)	(5,031)	(29,467)	(9,629)	(9,291)
Non-segment Operations	(31,197)	(52,089)	(56,818)	(79,274)	(25,621)
Consolidated Operating Income	256,122	77,559	388,087	177,330	131,965
Minnesota Idle Charges (Including Noncontrolling Interests)	—	33,167	—	33,167	—
Iron Dynamics Outage Impact	—	9,403	—	9,403	—
Adjusted Operating Income	$256,122	$120,129	$388,087	$219,900	$131,965

External Shipments
Steel (In tons)	2,291,162	2,078,685	4,413,034	3,895,056	2,121,872
Steel Shipped to Internal Locations	200,200	163,723	355,537	296,372	155,337

Fabrication (In tons)	142,828	109,662	287,954	222,391	145,126

Metals Recycling
Nonferrous (In 000’s of pounds)	247,492	253,273	490,052	494,853	242,560
Ferrous (In gross tons)	539,247	626,264	1,043,034	1,268,344	503,787
Ferrous Scrap Shipped to Internal Steel Mills	807,077	731,491	1,608,444	1,322,412	801,367

Other Operating Information
Steel
Average External Sales Price (Per ton shipped)	$640	$662	$608	$709	$574
Average Ferrous Cost (Per ton melted)	$227	$255	$206	$280	$184
Flat Roll Shipments
Butler Division	773,823	721,115	1,485,961	1,300,608	712,138
Columbus Division	804,406	693,772	1,561,339	1,258,013	756,933
The Techs	209,569	182,239	397,838	328,173	188,269
Long Product Shipments
Structural and Rail Division-Structural	292,513	227,338	526,559	464,982	234,046
-Rail	64,091	74,912	123,033	141,620	58,942
Engineered Bar Products Division	122,593	120,559	247,793	276,925	125,200
Roanoke Bar Division	139,775	140,795	265,246	265,918	125,471
Steel of West Virginia	84,593	81,678	160,802	155,189	76,209
Total Steel Shipments (In tons)	2,491,363	2,242,408	4,768,571	4,191,428	2,277,208

Steel Production (In tons)	2,561,354	2,344,895	4,924,606	4,294,158	2,363,252

Fabrication
Average External Sales Price (Per ton shipped)	$1,202	$1,409	$1,222	$1,419	$1,241

Consolidated EBITDA
Earnings Before Taxes	$221,294	$41,608	$318,008	$82,100	$96,714
Net Interest Expense	35,379	36,890	71,529	79,764	36,150
Depreciation	66,053	66,281	131,278	131,141	65,225
Amortization	7,232	6,493	14,482	12,816	7,250
Non-controlling Interest	1,526	6,225	2,945	10,032	1,419
EBITDA	331,484	157,497	538,242	315,853	206,758
Non-cash Adjustments
Unrealized Hedging (Gain) Loss	1,188	(1,808)	1,507	1,407	319
Inventory Valuation	235	18,075	427	23,065	192
Equity Based Compensation	7,287	6,356	14,266	13,555	6,979
Financing Expenses	—	—	—	3,326	—
Adjusted EBITDA	$340,194	$180,120	$554,442	$357,206	$214,248

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss second quarter 2016 operating and financial results on Tuesday, July 19, 2016, at 10:00 a.m. Eastern Time.  You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Time on July 24, 2016.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $7.6 billion in 2015, approximately 7,500 employees, and manufacturing facilities primarily located throughout the United States (including six electric-arc-furnace steel mills, ten steel coating lines, an iron production facility, approximately 75 metals recycling locations and eight steel fabrication plants).

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that Adjusted Operating Income, EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements, which we generally precede or accompany by such typical conditional words as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project” or “expect,” or by the words “may,” “will,” or “should,” are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to Steel Dynamics’ more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Tricia Meyers, Investor Relations Manager— +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2016	2015	2016	2015	2016

Net sales	$2,023,902	$2,005,007	$3,765,203	$4,052,442	$1,741,301
Costs of goods sold	1,643,519	1,833,264	3,148,784	3,693,657	1,505,265
Gross profit	380,383	171,743	616,419	358,785	236,036

Selling, general and administrative expenses	96,853	82,660	184,383	159,010	87,530
Profit sharing	20,176	5,031	29,467	9,629	9,291
Amortization of intangible assets	7,232	6,493	14,482	12,816	7,250
Operating income	256,122	77,559	388,087	177,330	131,965

Interest expense, net of capitalized interest	36,646	37,163	73,689	80,250	37,043
Other expense (income), net	(1,818)	(1,212)	(3,610)	14,980	(1,792)
Income before income taxes	221,294	41,608	318,008	82,100	96,714

Income taxes	80,851	16,283	116,247	29,821	35,396
Net income	140,443	25,325	201,761	52,279	61,318
Net loss attributable to noncontrolling interests	1,526	6,225	2,945	10,032	1,419

Net income attributable to Steel Dynamics, Inc.	$141,969	$31,550	$204,706	$62,311	$62,737

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.58	$0.13	$0.84	$0.26	$0.26

Weighted average common shares outstanding	243,655	241,900	243,429	241,718	243,202

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.58	$0.13	$0.84	$0.26	$0.26

Weighted average common shares and equivalents outstanding	245,392	243,491	245,000	243,179	244,608

Dividends declared per share	$0.1400	$0.1375	$0.2800	$0.2750	$0.1400

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 30, 2016	December 31,
	(unaudited)	2015
Assets
Current assets
Cash and equivalents	$1,052,666	$727,032
Accounts receivable, net	794,003	613,605
Inventories	1,175,716	1,149,390
Other current assets	28,072	47,914
Total current assets	3,050,457	2,537,941

Property, plant and equipment, net	2,885,844	2,951,210

Restricted cash	19,555	19,565

Intangible assets, net	265,476	278,960

Goodwill	394,275	397,470

Other assets	14,069	16,936
Total assets	$6,629,676	$6,202,082

Liabilities and Equity
Current liabilities
Accounts payable	$461,267	$283,355
Income taxes payable	43,367	2,023
Accrued expenses	256,543	233,232
Current maturities of long-term debt	18,047	16,680
Total current liabilities	779,224	535,290

Long-term debt	2,573,186	2,577,976

Deferred income taxes	433,116	400,770

Other liabilities	19,544	16,595

Commitments and contingencies

Redeemable noncontrolling interests	126,340	126,340

Equity
Common stock	639	638
Treasury stock, at cost	(392,050)	(396,455)
Additional paid-in capital	1,125,519	1,110,253
Retained earnings	2,101,729	1,965,291
Total Steel Dynamics, Inc. equity	2,835,837	2,679,727
Noncontrolling interests	(137,571)	(134,616)
Total equity	2,698,266	2,545,111
Total liabilities and equity	$6,629,676	$6,202,082

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Operating activities:
Net income	$140,443	$25,325	$201,761	$52,279

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,795	74,273	148,780	147,095
Equity-based compensation	7,236	6,357	15,641	14,900
Deferred income taxes	18,314	16,367	35,401	33,084
Changes in certain assets and liabilities:
Accounts receivable	(103,598)	(47,149)	(179,194)	85,935
Inventories	(108,893)	161,174	(26,326)	326,173
Accounts payable	53,732	62,735	166,391	(64,318)
Income taxes receivable/payable	34,388	(6,844)	48,381	9,421
Other assets and liabilities	41,555	16,974	36,036	(60,650)
Net cash provided by operating activities	157,972	309,212	446,871	543,919

Investing activities:
Purchase of property, plant and equipment	(35,686)	(22,821)	(63,394)	(56,172)
Other investing activities	1,206	806	4,260	2,469
Net cash used in investing activities	(34,480)	(22,015)	(59,134)	(53,703)

Financing activities:
Issuance of current and long-term debt	63,655	60,941	84,107	111,034
Repayment of current and long-term debt	(81,022)	(60,557)	(85,254)	(488,008)
Exercise of stock options proceeds, including related tax effect	3,683	5,206	6,575	6,959
Distributions to noncontrolling investors, net	(2)	(1,135)	(10)	(1,164)
Dividends paid	(34,090)	(33,233)	(67,515)	(60,999)
Debt issuance costs	(1)	—	(6)	—
Net cash used in financing activities	(47,777)	(28,778)	(62,103)	(432,178)

Increase in cash and equivalents	75,715	258,419	325,634	58,038
Cash and equivalents at beginning of period	976,951	160,982	727,032	361,363

Cash and equivalents at end of period	$1,052,666	$419,401	$1,052,666	$419,401

Supplemental disclosure information:
Cash paid for interest	$45,094	$48,550	$71,380	$88,644
Cash paid (received) for federal and state income taxes, net	$27,565	$7,046	$28,264	$(11,493)